Exhibit 99.1

October 2, 2002 - News Release

For more information contact:
Jack G. Mason
Chief Financial Officer and Secretary

FOR IMMEDIATE RELEASE

COX TECHNOLOGIES COMPLETES SALE OF OILFIELD SUBLEASES

Belmont, N.C. - Cox Technologies, Inc. (COXT.OB) announced today that it has completed the sale of its oilfield subleases. The transaction, valued at approximately $362,000, closed effective September 30, 2002. During the fourth quarter of fiscal 2001 the Company wrote down the value of the oilfield subleases by more than $3 million to a net asset value of $300,000.

Prior to closing, the Company received a total of $50,000 in earnest money. At closing, the Company received an additional $50,000, net of transaction fees. The balance of the sale price is comprised primarily of a promissory note for $175,000 and an $87,000 payment to the operator of the oilfield subleases that settled the ongoing lawsuit between him and the Company. The first installment under the note of $100,000 is due on January 30, 2003, and the second installment of $75,000 is due on May 30, 2003. Proceeds from each installment will be net of a $9,000 sales commission paid to a third party.

Dr. James L. Cox, President and Chief Executive Officer stated, "The sale of the oilfield subleases is the final step in changing the focus of Cox Technologies from crude oil operations to temperature recording and monitoring operations. During fiscal 2002, the crude oil operations generated only $37,000 in revenues while incurring approximately $145,000 in expenses."

Cox Technologies is engaged in the business of producing and distributing transit temperature recording instruments, both domestically and internationally. The Cox1 graphic recorder and the DataSource(R) and Tracer(R) electronic data loggers are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions.

Statements contained in this document, which are not historical in nature, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those set forth in such forward-looking statements. Cox Technologies undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Such risks and uncertainties with respect to Cox Technologies include, but are not limited to, its ability to successfully implement internal performance goals, performance issues with suppliers, regulatory issues, competition, the effect of weather on customers, exposure to environmental issues and liabilities, variations in material costs and general and specific economic conditions. From time to time, Cox Technologies may include forward-looking statements in oral statements or other written documents.

More information on Cox Technologies and its products is available on their website www.coxtec.com.